EXHIBIT 99.1

HPL Technologies, Inc.

Conference Call

July 22, 2002

9:00 a.m. Eastern Time

Coordinator:

Welcome to the HPL Technologies Conference. During the presentation all participants will be in a listen-only mode. As a reminder this conference is being recorded on Monday, July 22, 2002. I would now like to turn the program over to Mr. Doug Sherk of Morgen Walke. Go ahead please.

Doug Sherk:

Thank you Operator. Good morning everyone and thank you for joining us today. We have arranged for a tape replay of this call, which may be accessed by phone. This replay will take effect approximately one hour after the call’s conclusion and remain in effect for two days until July 24 at 4:00 pm Pacific Standard Time.

The dial and access number for this replay is (888) 567-0675 and there is no pass code required. Additionally this call is being web cast live with a web replay also available. Both may be accessed by going to the investor relations section of HPL’s web site at www.hpl.com.

Before we begin I’d like to make a brief statement regarding forward-looking remarks. The call today contains forward-looking information regarding future events and the financial performance of the company. We wish to caution you that such statements are just predictions and actual results may differ materially as a result of risks and uncertainties that pertain to our business.

HPL assumes no obligation to revise any forward-looking information contained in today’s call. In addition there will be no question and answer session with today’s call.

Now I’d like to turn the call over to Elie Antoun, Chairman of the Board of HPL Technologies.

Elie Antoun:

Good morning. As you know HPL issued a news release on Friday, July 19, stating that the company has initiated an investigation into financial and accounting irregularities involving revenue reported from an international distributor.

On this morning’s call, I’d like to update you on the situation. The Board of Directors audit committee has retained Heller Ehrman White & McAuliffe to conduct a special investigation into these matters.

Heller Ehrman has retained a team of forensic accountants from Deloitte & Touche. PricewaterhouseCoopers continues to serve as the company’s independent auditors. Additionally, the company has informed the SEC and NASDAQ and anticipates the SEC will perform its own investigation.

As we stated in the release, until our investigation is completed and we release restated financial statements, investors should not rely on the company’s previously issued financial statements.

The facts leading up to Friday, July 19, news release came to management and then the board’s attention over the course of last week. Our attorneys only began their special investigation on Thursday. For that reason, our understanding of the facts is quite preliminary at this point.

I will tell you today the material facts we have learned to date. But I want to stress that our investigation is ongoing and we do not yet know whether we have identified the full extent of the problem.

I can assure you that the directors and current management of HPL intend to get to the bottom of these problems and to cooperate fully with the governmental authorities along the way.

We will continue to update you as our investigation uncovers new material information. Having said that, let me tell you what we have determined at this point.

We currently believe that at least $11 million out of the $13.7 million recognized as revenue in the quarter ended March 31, 2002 were based on fictitious transactions. These transactions were supported by a trail of falsified documentation.

The fictitious transactions identified to date were all reported as sales to our Japanese distributor Canon Sales. It appears that Canon Sales never agreed to enter into these transactions.

Similar transactions appear to have been booked as revenue in prior quarters as well. But we are not yet in a position to quantify the expense of these earlier irregularities.

We do anticipate that we will need to restate the company’s financial statements for Fiscal 2002 and possibly for Fiscal 2001.

It also appears that a material amount of cash reported on the company’s balance sheet as of March 31, 2002 is not now and may never have been in the company’s possession.

Once again, supposed transfers of cash were booked on the basis of what now appears to be falsified documentation.

As of Friday, July 19, 2002, HPL has approximately $35.7 million in cash and short-term investments.

The central player in these acts appears to have been the company’s former CEO. As we announced on Friday, July 19, the board has removed Mr. Lepejian from all of his positions at the company.

We are still investigating whether other HPL officers or employees were involved in any intentional wrongdoing.

Mr. Lepejian left HPL’s San Jose offices last Tuesday. We do not know his current whereabouts and he has not responded to our repeated attempts to contact him since he left our offices.

As also announced on Friday, Michael Scarpelli has become the company’s CFO and VP of Administration. The former CFO remains with the company in a much-reduced role and we do not believe that she was involved in any intentional wrongdoing.

The company’s former VP of Administration has been placed on administrative leave pending further investigation.

Finally we have opened an ongoing line of dialogue with the SEC and NASDAQ. And we are keeping them informed about the status of our investigation.

We expect that our full investigation will not be completed and we will not be in a position to fully quantify the extent of these problems for several weeks.

Those are all the material developments I have to report to you at this point. From an operational perspective, we have reached out to our customers and are putting forth an enthusiastic and full-force effort at the Semicon show that begins today.

HPL has proven its ability to develop, deploy and support industry leading, yield-optimization products for our customers’ facilities. The YIELDirector platform has become a key component for yield optimization in many of the world’s leading wafer manufacturing facilities.

The company remains strong and is continuing the product development strategy to meet our customers’ needs for next generation, yield-optimization solutions.

Furthermore, the management team has an increased dedication to the company’s future success.

Finally, I have personally communicated with all of our employees worldwide and I am encouraged by their support and motivation. I hope you will understand that I will not be able to answer any questions on today’s call as I do not want to speculate or to suggest that we have reached any more definitive conclusions than we have.

Thank you for your understanding and I look forward to communicating with you as new material information is determined.

Operator, I will now turn the call back to you.

Coordinator:	At this time this does conclude our call for today. You may now disconnect your lines and thank you for participating.

END